Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Ranger Funds Investment Trust:

We consent to the use of our report dated September 28, 2016, incorporated herein by reference, for Ranger Small Cap Fund and Ranger Quest for Income and Growth Fund (collectively, the Funds), each a series of Ranger Funds Investment Trust, and to the references to our firm under the heading “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Disclosure of Portfolio Holdings” in the Statement of Additional Information.

/s/KPMG LLP

Dallas, Texas
November 23, 2016